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                                                                    Exhibit a(6)

                              SMITH BARNEY TRUST II

                            Certificate of Amendment
                            ------------------------

         The undersigned, being the Assistant Secretary of Smith Barney Trust II (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, in accordance with the authority conferred upon the Trustees of the Trust by the Trust's Amended and Restated Declaration of Trust, dated September 28, 2001 (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on February 2, 2004, the Establishment and Designation of Classes, Exhibit B to the Declaration of Trust has been amended to read as set forth in Exhibit B attached to this Certificate, effective April 29, 2004.


         IN WITNESS WHEREOF, the undersigned has set his hand this 29th day of April, 2004.


                                                         /s/Rosemary D. Emmens
                                                         ---------------------
                                                          Rosemary D. Emmens
                                                          Assistant Secretary
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                                                                       Exhibit B

                AMENDED & RESTATED ESTABLISHMENT AND DESIGNATION
                                   OF CLASSES

         Pursuant to Section 6.10 of the Declaration, the Trustees have divided the Shares of each series of the Trust to create the classes of Shares, within the meaning of Section 6.10, listed below. This Establishment and Designation of Classes is being amended and restated in order to redesignate the Class 2 shares and Class L shares of certain series of the Trust as Class C shares. No other changes to the Classes of Shares are being made.

         1. The classes of Shares of Smith Barney Diversified Large Cap Growth Fund, Smith Barney Small Cap Growth Opportunities Fund, Smith Barney International Large Cap Fund, and Smith Barney Short Duration Municipal Income Fund are designated "Class A Shares," "Class B Shares," "Class C Shares" (formerly "Class L Shares") and "Class Y Shares." The classes of Shares of Smith Barney Capital Preservation Fund, previously named Smith Barney Investors Value Fund, and Smith Barney Capital Preservation Fund II are designated "Class A Shares," "Class B Shares" and "Class C Shares" (formerly "Class L Shares").

         2. Shares of each class are entitled to all the rights and preferences accorded to Shares under the Declaration.

         3. For Shares of each class, the purchase price, the method of determination of the net asset value, the price, the terms and manner of redemption, any conversion feature, the relative dividend rights of holders thereof, and any other rights, privileges, features or qualifications, shall be as determined from time to time by the Trustees of the Trust in accordance with the Declaration as set forth in the current prospectus and statement of additional information of the Trust or any series thereof relating to the class, as amended from time to time, contained in the Trust's registration statement under the Securities Act of 1933, as amended.

         4. A class of Shares of any series of the Trust may be terminated by the Trustees at any time by written notice to the Shareholders of the class.